                                                                   EXHIBIT 10.02

                     DISTRIBUTION & DEVELOPMENT AGREEMENT
Vivid distribution of Gilardoni Products (Systems & Mainframe) & development of
                                 Joint System
                                   (2/28/96)


Agreement effective March 8, 1996 (Effective Date) between Vivid Technologies, Inc., a Massachusetts corporation having a principal place of business at 590 Lincoln Street, Waltham, MA, USA 02154 and its subsidiaries (hereinafter referred to as "Vivid"), and Gilardoni S.p.A. having a principal place of business at Mandello del Lario (Como), Italy (hereinafter referred to as "Gilardoni").


PART  A - INTRODUCTORY MATTERS


1.   Facts.

     Gilardoni has developed and is a manufacturer and distributor of a line of FEP brand conventional x-ray-based systems, which are used to inspect luggage, mail, parcels, and break bulk cargo, which it distributes in Italy and other countries. Under this Agreement, Vivid will distribute Gilardoni's systems in certain countries of the world, develop enhancements to Gilardoni's system, and market and sell this enhanced system based on Gilardoni's proprietary system and proprietary Vivid technology (the Joint System) in these countries. Under a separate agreement that will contain on a reciprocal basis similar clauses, Gilardoni will distribute the Joint System in certain other countries (hereinafter the "Associated Agreement").


2.   Definitions.

     2.1 "FEP System" means the current Gilardoni FEP line of x-ray-based inspection systems used to inspect luggage, mail, parcels, and break bulk cargo, together with all improvements thereto and any new products (Gilardoni New Products) used to inspect luggage, mail, parcels, and break bulk cargo which are developed and/or marketed by Gilardoni during the Joint Development Term of this Agreement, and spare parts therefor.

     2.2 "FEP Mainframe" means those modules of the FEP System used for data acquisition and/or system control, together with all improvements thereto and modules of Gilardoni New Products used for data acquisition and/or system control, and spare parts therefor.

     2.3 "FEP Products" means the FEP System, and the FEP Mainframe (but only as incorporated into the Joint System), including spare parts therefor.

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     2.4  "CDC Console" means the Vivid display console and associated software and hardware technology modified for use with the FEP Mainframe by Vivid pursuant to Section 16 of this Agreement, together with all improvements thereto and any new products created for the same purpose, developed by Vivid during the Joint Development Term of this Agreement, and spare parts therefor.


     2.5 "Joint System" means an x-ray-based inspection system used to inspect luggage, mail, parcels, and break bulk cargo, consisting of the Gilardoni FEP Mainframe and the CDC Console, as integrated to function as a system by Vivid pursuant to Section 16 of this Agreement, together with improvements thereto developed during the Joint Development Term of this Agreement, and spare parts therefor.


     2.6 "Proprietary Information" means all confidential or secret information so designated by a disclosing party in writing. If Proprietary Information is disclosed in one or more documents, the disclosing party shall identify said document in writing as containing proprietary or confidential information, either by providing a proprietary or confidential or similar legend on such document, or by providing, with the document, a separate writing which identifies the documents as containing proprietary or confidential information. If Proprietary Information is only disclosed orally or made available by inspection, the disclosing party shall, within thirty (30) days after such disclosure, deliver to the receiving party a written description of such Proprietary Information identifying where appropriate the place and time of such oral disclosure, and the names of representatives of the receiving party to whom such disclosures were made. Proprietary Information shall not include information which (a) is or becomes in the public domain through no action of the receiving party; (b) is generally disclosed to third parties by disclosing party without restriction on such third parties; (c) is independently developed by the receiving party without reference to disclosing party's Proprietary Information; (d) is received by the receiving party from a third party which has the right to such information and without violation of this Agreement; (e) is approved for release by written authorization of disclosing party; or (f) is disclosed pursuant to an order of a court or governmental agency, providing that the receiving party notifies disclosing party and affords it an opportunity to oppose such order.


     2.7 "Vivid Territory" shall mean the countries of the United States, Mexico, Norway, Finland, Sweden, Denmark, Netherlands, Switzerland, the United Kingdom, Belgium, and Austria.

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PART B - DISTRIBUTION AGREEMENT FOR FEP PRODUCT


3.   Appointment and Territory.

     3.1 For the Term of this Agreement (including the Sales Phase Out Period) Gilardoni hereby appoints Vivid as its exclusive distributor of FEP Products for installation in the Vivid Territory and agrees to sell FEP Products to Vivid in accord with the terms of this Part B. Vivid agrees to purchase FEP Products in accord with the terms of this Part B for the Term of this Agreement, and not to solicit any order for installation of an FEP Product outside of the Vivid Territory without Gilardoni's advance written consent. Vivid and Gilardoni are not prohibited from accepting orders for FEP Products from customers in the European Union, for installation in the European Union but outside their respective territories, provided that they first demonstrate by documentary evidence that (1) the customer initiated the transaction,, and (2) they took no action to solicit the order.

     3.2 During the Term of this Agreement (including the Sales Phase Out Period) without the advance written consent of the other party:

          (a) Vivid will not market or sell for installation in the Vivid Territory, any x-ray-based system from any manufacturer other than Vivid or Gilardoni to inspect luggage, mail, parcels, or break bulk cargo, and

          (b) Gilardoni will not itself market or sell FEP Products or any other x-ray based system to inspect luggage, mail, parcels, or break bulk cargo for installation in the Vivid Territory, and will not appoint any other reseller or distributor with any right to market or sell FEP Products in the Vivid Territory.

     3.3 Notwithstanding any other provision of this Section 3, Gilardoni is not prohibited from selling to any third-party those components of its FEP Products which it sells separately in the normal course of its business (including but not limited to x-ray grids, tubes, and electronic assemblies such as inverters, H.V. monoblocs, and x-ray detector assemblies) either separately or assembled, provided always that this Subsection 3.3 does not apply and does not permit Gilardoni to sell components in combinations that comprise an x-ray generation and detector set for use in inspecting luggage, mail, parcels, or break bulk cargo in the Vivid Territory.

4.   Marketing and Promotion.

     4.1 Vivid will be solely responsible for all marketing and sales of FEP Products purchased pursuant to this Agreement. Vivid and Gilardoni will work together

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           to develop appropriate marketing plans as reasonable and necessary to promote the FEP Product and the Joint System.

     4.2 Gilardoni hereby grants Vivid a non-exclusive, non-transferable license to represents itself as an "Authorized Distributor" of FEP Products, and to use the Gilardoni trademarks identified in Exhibit A hereto in connection therewith.

     4.3 Vivid may also distribute FEP Products and the Joint System under its sole trademark, or under both the Vivid trademark and Gilardoni trademarks identified in Exhibit A hereto.

     4.4 Vivid shall not register any Gilardoni trademarks in any jurisdiction, but may request that Gilardoni register or obtain appropriate legal protection for its trademarks identified in Exhibit A hereto in the Vivid Territory. Any such registration shall be owned by Gilardoni. Payment of any registration or other fees required in connection therewith shall be agreed on a case-by-case basis

5.   Purchase prices, payment and taxes.

     5.1 Gilardoni's prices for current FEP Products are quoted in U.S. Dollars as set forth in Exhibit B hereto, and are fixed for the first one-year period of the Term, provided that lower prices to meet individual customer situations may be negotiated on a case-by-case basis. Gilardoni may increase prices for any subsequent year period of the Term with 120 days advance written notice, to an increase for said subsequent year period proportional to the increase in Italian producer prices as of the date of notice as compared to said price index on January 1, 1996, as this index is reported in the Financial Times of London newspaper, provided that the maximum increase for any such subsequent year period of the Term shall not exceed 150% of the increase in the United States Producer Price Index over the same time period as this index is reported by the United States Bureau of Labor Statistics or its successor organization.

     5.2 Notwithstanding the previous paragraph, Gilardoni prices shall be adjusted (up or down) if the U.S. dollar/Italian lire exchange rate fluctuates more than five percent (5%) from the exchange rate (Italian lire / U.S.Dollars $1.00) as of the Effective Date of this Agreement (Base Exchange Rate), in accord with the following formula:

     New Price  =  Old Price  x  (New Exchange Rate + Base Exchange Rate)/2
                                 --------------------------------------------
                                              Base Exchange Rate

          Exchange rates will be determined on the basis of exchange rates published in the Wall Street Journal as of the date of Vivid's purchase order to Gilardoni, provided that said purchase order specifies a delivery date of not more than 150

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         days after the date of said purchase order. In the case of orders with delivery dates scheduled for more than 150 days after the date of said quotation (unless otherwise agreed), exchange rates provisions will be determined as of the date 150 days before the scheduled delivery date.

     5.3 Gilardoni prices for separately priced improvements and New Products will be set by negotiation with the general understanding that the discount therefor will be the same as the discount granted under this Agreement for FEP Systems and Mainframes.

     5.4  [RESERVED]

     5.5 Vivid will pay or reimburse Gilardoni for any taxes, however designated, arising from or based upon Gilardoni's sale of FEP Products to Vivid, or Vivid's use or sale of the FEP Product, but not including any Gilardoni income or corporate excise tax. Vivid shall furnish Gilardoni with whatever certificates or other instruments may be necessary or appropriate to evidence that Vivid purchases of FEP Product are for resale, or otherwise are not subject to tax.

     5.6 Payment for all FEP Products ordered under this Agreement (unless otherwise agreed in writing in advance with respect to a specific order) shall be due in accord with the following terms: 30% upon receipt of order; 60% upon Delivery; and the remainder thirty (30) days after commissioning (but not more than 120 days after Delivery). Payment terms are subject to change upon mutual agreement between Gilardoni and Vivid.

     5.7 All payments pursuant to this Agreement shall be made by bank transfer in U.S. dollars available at Gilardoni's bank.

6.   Purchase Orders, Product Integration, and Shipping

     6.1 Vivid shall order product by submitting a written purchase order identifying the product ordered, prices and requested delivery dates.

     6.2 Vivid shall forecast anticipated orders with respect to specific opportunities as soon as possible, and consult with Gilardoni during the quotation and tendering process. Gilardoni shall use its best commercial efforts to comply with Vivid's requested delivery dates which comply with the above guidelines, recognizing that normal delivery dates for production quantities of equipment usually approximate 90 days after receipt of order, and provided that Vivid had provided a six-month forecast schedule which included the requested delivery date in question. At the time Vivid submits an order, the parties will negotiate mutually agreeable delivery dates. Upon Gilardoni agreement to meet a requested delivery date, said delivery date shall become a firm commitment.

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     6.3  Upon request and in connection with Vivid sales of the Joint System,
          Gilardoni will provide the service of integrating Vivid-supplied CDC Consoles with FEP Mainframes, and testing the resulting Joint Systems, on a schedule and at prices to be negotiated.

     6.4 Unless otherwise agreed with respect to a specific order, prices are quoted, and product delivery (Delivery) will be ex-works (Incoterms
          1990). Upon Vivid request, Gilardoni will arrange for drop shipment of FEP Product (and Joint Systems) to Vivid customers, in accord with Vivid's instructions, provided that Vivid shall be responsible for all associated risk and shipping, customs, taxes, and insurance charges. Provided that Vivid first establishes credit terms reasonably acceptable to Gilardoni, Gilardoni shall advance and invoice said amounts to Vivid, said invoices to be due and payable as agreed. If Vivid is not prepared to take Delivery within fifteen (15) days following a mutually-agreed-upon delivery date, Gilardoni may arrange for and charge Vivid for its reasonable costs of storage.

     6.5 From time to time Vivid may be required to order spare parts on an expedited basis. Gilardoni shall use its best commercial efforts to ship such expedited purchase orders within 24 hours following receipt. Spare parts invoices are due and payable thirty (30) days after receipt.

     6.6 Upon Delivery of the first unit of FEP Product to be installed in any country, Vivid will purchase at least one First In Country Kit (FICK) of spare parts therefor, at prices to be negotiated, the total price of said FICK shall not exceed thirty percent (30%) of the price paid for said unit.


7.   Installation and Acceptance.


     7.1 Vivid shall be solely responsible for installation, on-site testing, and commissioning of all FEP Product purchased hereunder, as well as for customer training, support, warranty, and service. Vivid shall supply such service to customers at the times and for the fees that are normal and customary in the trade and appropriate for the product. Except as specifically provided for in this Agreement, Gilardoni shall have no obligation or liability for these matters. If Vivid fails to offer such service to a customer or abandons a customer contract, Gilardoni may offer said services directly to said customer, at its sole risk, responsibility, and expense, provided that Gilardoni informs Vivid in advance in writing of its intent to contact said customer, provides Vivid with five business days to respond or object, and does not initiate any contact with said customer before expiration of said period and resolution of any Vivid response or objection. Notwithstanding any other Section of this Agreement, each party (the "Indemnifying Party") shall indemnify the other (the "Indemnified Party")

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          for any loss, damages, costs or other expenses incurred by the
          Indemnified Party arising out of any action undertaken by the Indemnifying Party pursuant to this Section 7.1.

     7.2 Gilardoni shall provide to Vivid one technical training course for up to three qualified Vivid, end user, and third-party service personnel for the FEP Product. Such training will be conducted at Gilardoni's factory, at times to be mutually agreed upon, in the English language, shall extend for approximately one week, and shall incorporate a syllabus describing the installation, commissioning, and after sales servicing of the product. Gilardoni shall not be responsible for student living expenses, including air fare, ground costs, meals and lodging. Vivid may purchase, and Gilardoni will provide additional training courses and training for additional personnel at rates to be negotiated.

     7.3 Upon request, Gilardoni will provide installation, on-site testing, commissioning, customer training, support, warranty, and service for product at rates to be negotiated.

8.   Product Warranty.

     8.1 Gilardoni warrants that FEP Products delivered hereunder shall be free from defects in workmanship and material, and shall perform in accordance with their then-current published functional specifications under normal use and proper operating conditions. This warranty will extend for a period of 12 months from the date of customer acceptance, or 16 months from the date of Delivery, whichever is earlier. Gilardoni agrees to provided extensions to this warranty under reasonable terms to be negotiated with Vivid for specific customer situations.

     8.2 In the event that warranted products are deemed defective or otherwise in breach of the warranty set out in Section 8.1. above, Vivid shall identify, remove, and return to Gilardoni the defective product, component, or sub-assembly, and Gilardoni shall repair or replace, at its discretion, any such defective product, component or sub-assembly. Warranty claims shall be initiated by contacting Gilardoni by telephone or facsimile, obtaining a return material authorization number, and shipping items returned under warranty to Gilardoni's designated facility, freight prepaid by Vivid. Gilardoni shall return items replaced or repaired under warranty as designated by Vivid, on a D.D.P. basis (Incoterms 1990). Items returned shall become Gilardoni property.

     8.3 Gilardoni provides the Additional Warranty that FEP Products shall be free of major safety hazards, and for a period of five years from date of customer acceptance will be free of epidemic or systemic failure.
          A major safety hazard is defined as a defect which prevents the safe operation of the product at its place of installation, such as an electric shock, personal radiation exposure, or

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          fire risk (and not including risks to aircraft, passengers, or operators associated with failure to detect contraband material). A systemic or epidemic failure shall exist when defects of the same root cause occur in any non-expendable parts in ten percent (10%) or greater of FEP Products manufactured or delivered pursuant to this Agreement within any 24 month period, or the actual MTBF of any part of said FEP Products as delivered is lower than 95% of Gilardoni's published MTBF figure for said part(s). In such event, Gilardoni and Vivid shall immediately devise a corrective action plan, under which Gilardoni shall provide parts, technical assistance, and a fee equal to Vivid's cost of labor to replace all affected parts in FEP Products sold pursuant to this Agreement.

     8.4 The parties may agree that FEP Products supplied in connection with any individual situation shall meet such other specifications as may be agreed between Gilardoni and Vivid.

9.   Intellectual Property Warranty.

     9.1 Gilardoni warrants that as of the Effective Date of this Agreement, to its best knowledge: (a) the FEP Products do not infringe any trade secret, trademark, patent, copyright or other intellectual property or proprietary right belonging to any third party, and (b) no pending patent application of a third party has claims which cover the FEP Products; provided that Gilardoni does not warrant that FEP Products do not infringe United States Patent No. 4,366,382, dated December 28,1982, titled "X-Ray Line Scan System For Use In Baggage Inspection", Andreas F. Kotowski, Inventor, initially assigned to Scanray Corporation, Harbor City, California, and purportedly assigned subsequently to EG&G Astrophysics Research Corporation (hereinafter the "EGG Patent").

     9.2 Vivid represents that as of the Effective Date of this Agreement, it has no actual knowledge that current FEP Products infringe any patent belonging to any third party, provided that Vivid does not make any representation with respect to the EGG Patent. The parties understand and acknowledge that Vivid has not conducted any sort of patent search, product review, or clearance review with respect to the FEP Products or any other Gilardoni product in connection with this representation or its consideration whether to enter into this Agreement, and that this representation is provided solely on the basis of Vivid's general knowledge acquired in connection with its usual ongoing business.

10.  Exclusive Warranty.

     10.1 THE WARRANTIES SET OUT IN SECTIONS 8 AND 9 HEREOF ARE EXCLUSIVE, AND NO OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, SHALL APPLY TO THE SUBJECT OF THIS AGREEMENT. GILARDONI SPECIFICALLY DISCLAIMS ANY

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          IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
          PURPOSE.

11.  Vivid Customer Warranty.

     11.1 Vivid, or its sub-distributor, acting on its own behalf only, shall extend a written warranty at least as favorable to its customers as the warranty extended to Vivid by Gilardoni. Vivid or its sub-distributor shall perform and fulfill all terms and conditions of each such warranty. Gilardoni shall not have any warranty obligation or liability to sub-distributors or customers of Vivid.


12.  Infringement.


     12.1 Except with respect to the EGG Patent, in the event that any claim, suit, or other legal proceeding is threatened or commenced against Vivid that is founded, in whole or in part, on an allegation that the FEP Product infringes any trade secret, trademark, patent, copyright or other intellectual property rights belonging to a third party, Vivid will give Gilardoni prompt written notice thereof and Gilardoni may elect to assume primary control of the defense to or settlement of such dispute. Vivid shall cooperate fully with Gilardoni in any such defense, settlement or compromise made by Gilardoni. Neither Vivid nor Gilardoni shall enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining the other's prior written consent thereto. If Vivid has complied fully with the procedures set forth in this Section, Gilardoni will indemnify and hold Vivid harmless from and against any loss, cost, damage, or other expenses incurred by Vivid as a result of such claim, suit, or legal proceeding. In addition, if a final injunction is obtained against Vivid's use of the FEP Product, or if in the opinion of Gilardoni the FEP Product is likely to become subject of a successful claim of infringement, Gilardoni may, at its option and expense (a) procure for Vivid the right to continue distributing and using the FEP Product, (b) replace or modify the FEP Product so that it becomes non-infringing, or (c) if neither (a) or
          (b) are reasonably available, accept return of FEP Product sold hereunder, grant a credit therefore as depreciated on a five-year straight-line basis and terminate this Agreement. This indemnification procedure shall be null and void and Gilardoni shall have no liability to the extent that any claim is based on any use of the FEP Product in combination with any item not supplied or approved in writing by Gilardoni, or if the FEP Product has been tampered with, or modified in any way except as provided in this Agreement without the express written consent of Gilardoni, or if Vivid or its sub-distributor, affiliate, or customer has any property interest in said claim, suit, or legal proceeding, or any license to any right so asserted.

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     12.2 With respect to the EGG Patent, Vivid and Gilardoni agree that, as between Vivid and Gilardoni, Vivid shall be solely responsible for all and any claims, consequences and charges relating to activities pursuant to theis Agreement regarding the EGG Patent in the United States of America.


13.  Software License.

     13.1 Under this Agreement, computer software ("Software") may be delivered in printed or machine readable form. Title to software, including all patents, copyrights, and property rights applicable thereof, shall at all times remain with Gilardoni. Software is valuable to Gilardoni and shall be treated as Proprietary Information subject to Section 20 of this Agreement. Vivid shall maintain all copyright, proprietary, and other notices on the Software. Vivid is granted a non-exclusive license for the Term of this Agreement to provide perpetual sub-licenses to Software provided with FEP Product purchased hereunder to its customers solely for operation of FEP Product (and Joint Systems) purchased pursuant to this Agreement and on which Software is first installed, provided that each such customer first agrees in writing to be bound by terms and conditions equivalent to those contained in this Agreement.


14.  Design Changes and Product Enhancements.

     14.1 Nothing in this Agreement shall be interpreted to limit or otherwise affect Gilardoni's right to change any design, technical specification, or capability of its FEP Product provided that (a) Gilardoni first provides Vivid with ninety (90) days advance written notice of any such change; (b) upon Vivid's notice that said design change affects the functioning of the CDC Console or the Joint System, continue to provide the unchanged product for a reasonable period of time to be agreed upon, so that Vivid may modify the CDC Console or the Joint System in accord with its normal design cycle; and (c) continue to provide spare parts and an upgrade path for customers provided with the old version of the FEP Product.

     14.2 From time to time Gilardoni may develop enhancements or improvements to the FEP Product (including Gilardoni New Products). Gilardoni shall notify Vivid of the details of all such enhancements and improvements and offer to sell said products pursuant to this Agreement.


15.  [RESERVED]

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PART C - DEVELOPMENT OF THE JOINT SYSTEM


16. Vivid's Responsibilities.

     16.1 Commencing as of the effective date, and as described in the Project Plan attached hereto as Exhibit C Vivid will integrate the CDC Console with the FEP Mainframe to develop a Joint System incorporating improved image quality, Vivid's proprietary operator interface, and possibly semi-automated processing capabilities.

     16.2 In accord with the schedule set out in said Project Plan, Vivid shall loan to Gilardoni without charge for the remainder of the Joint Development Term, one complete CDC Console for Gilardoni integration with an FEP Mainframe at Gilardoni's plant. Gilardoni may use the resulting Joint System for Gilardoni development and marketing purposes including demonstration purposes at sites other than Gilardoni's headquarters, but may not resell it.

     16.3 From time to time Vivid may develop enhancements or improvements to the CDC Console. Vivid shall notify Gilardoni of the details of all such enhancements and improvements and offer to sell said products pursuant to this Agreement.

     16.4 Vivid shall provide improvements which it makes to said CDC Console to Gilardoni for incorporation into the CDC Console loaned to Gilardoni, on the same loan basis, not later than the time Vivid makes these improvements available for sale.

     16.5 In the course of said project, Vivid will also evaluate the FEP
          System to determine whether changes to data acquisition or other elements thereof are required or recommended to further increase image quality, and shall suggest any appropriate changes to Gilardoni. Gilardoni will implement any mutually-agreed-upon changes into its FEP System and will immediately provide said improvements to Vivid for incorporation into the FEP System loaned to Vivid.

17.       Gilardoni's Responsibilities.

     17.1 To enable Vivid to undertake these responsibilities, Gilardoni shall loan to Vivid, without charge, for the Joint Development Term of this Agreement, a complete, standard FEP System as described in Exhibit D hereto. Vivid shall use said system for development and marketing purposes including demonstration purposes at sites other than Vivid's headquarters, but may not resell it.

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     17.2 Gilardoni shall loan to Vivid any improvements which it makes to said
          FEP System, not later than the time Gilardoni makes said improvements available for sale.

18.  Joint Responsibilities.

     18.1 Vivid and Gilardoni will each provide to the other, subject to the confidentiality provisions of this Agreement, such proprietary technical documentation, product specifications, and technical assistance as each may deem appropriate to promote the purpose of this Agreement.


PART D - GENERAL TERMS


19. Ownership of Technology.

     19.1 As between Gilardoni and Vivid, Gilardoni shall maintain all of its ownership rights in all patents, copyrights, trade secrets, trademarks, designs, and other intellectual property embodied in (a) its currently-existing FEP Products (Gilardoni Base Technology); and
          (b) in all improvements thereto and Gilardoni products developed solely by Gilardoni (Gilardoni Non-Program Technology).

     19.2 As between Gilardoni and Vivid, Vivid shall maintain all of its ownership rights in all patents, copyrights, trade secrets, trademarks, designs, and other intellectual property embodied in (a) the Vivid CDC Console as it currently exists and as modified for integration with the FEP Mainframe, and all other Vivid products (Vivid Base Technology); and (b) in all improvements thereto and Vivid products developed solely by Vivid (Vivid Non-Program Technology).

     19.3 Vivid and Gilardoni shall have joint ownership of all suggestions and recommendations which one party makes to the other for improvements of the other party's products (hereinafter "Suggestions"). Each party shall have the right, in its sole discretion to file, prosecute and maintain at its own expense any application for patent, copyright, or other legal protection in any country on any Suggestions. Each party shall give the other all reasonable assistance in obtaining such patent, copyright, or other legal protection. Title to any such patent, copyright, or other legal protection shall be joint. Each party may exploit and utilize said Suggestions for any purpose whatsoever, without any obligation to account, share revenues, or pay royalties to the other with respect to said Suggestion. Either party shall have the sole discretion as to whether or not to make any such Suggestions. The term "Suggestions" shall not include information previously known to the receiving party. The parties

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          may mutually agree to enter into a separate agreement to undertake joint development work, and as to the allocation of any intellectual property rights resulting therefrom.

     19.4 For the purpose of clarity, the parties specifically agree that (a) Vivid shall obtain no license or ownership rights, and no right to use FEP Products or other Gilardoni products, Gilardoni New Products, or Gilardoni improvements to any of the above, except as specifically provided in this Agreement; and (b) Gilardoni shall obtain no license or ownership rights, and no right to use the CDC Console or other Vivid products, Vivid New Products, or Vivid improvements to any of the above, except as specifically provided in this Agreement.

20. License and Confidentiality Agreement.

     20.1 Subject to each party's compliance with its obligations under this Agreement, each party grants to the other a license to use all patents and copyrights embodied in its equipment and systems subject to this Agreement, for purposes of designing the Joint System during the Joint Development Term and integrating, manufacturing, and selling the Joint System during the Joint Development Term and the Sales Phase Out Period, all in accord with this Agreement.

     20.2 Proprietary information disclosed pursuant to this Agreement will be used by the receiving party in accord with the following criteria:

          (a) Proprietary information will be held in confidence using the same degree of care as receiving party uses for its own information of like importance. Receiving party will disclose said information only to its employees and agents who need to know said information for the performance of this Agreement, and who are bound to protect its confidentiality.

          (b) Proprietary information will be used only for purposes of this Agreement, and will not be used for other projects without the prior written consent of the disclosing party.

          (c) At the end of the Joint Development Term and the Sales Phase Out Period, or upon request of the disclosing party (whichever is earlier), the receiving party will cease using Proprietary Information of the disclosing party and will return or destroy all documents containing such Proprietary Information except for information necessary to activities which continue to be permitted under this Agreement. At each such stage, each receiving party will promptly inventory and provide the disclosing party with an inventory of all such Proprietary

                Information so retained, after which disclosing party may reasonably designate any such retained information as non-essential, and require its return or destruction. In each case, receiving party's counsel may maintain one set of said documents under seal for its records.

     20.3 Notwithstanding the provisions of Section 20.2 hereof, each party shall be free to use "Residual Information" after termination of the Joint Development Term for any purpose, including the development, manufacture, marketing, and maintenance of products and service. "Residual Information" means Proprietary Information in non-tangible form (that is, not in written or documentary form, including magnetic or electronic form), which may be retained in the minds of those employees and other personnel who have rightfully had access to the Proprietary Information under this Agreement.

     20.4 Information which a party believes to be highly proprietary and to require additional protection, may, upon mutual agreement, be subject to additional confidentiality protections. In such case, the disclosing party shall describe the highly proprietary information to be disclosed, and propose a time period beyond termination of the Joint Development Term or the Agreement during which said information shall not be used, and any other protections to be applied to said information. Receiving party may agree to accept said highly proprietary information under the terms proposed, decline to accept it, or propose alternative terms for disclosing party to accept before receipt of the information.


21.  Term and Termination.

     21.1 This Agreement shall become effective on the effective date hereof, and shall continue for a Joint Development Term extending until July 30, 1999, unless extended or earlier terminated pursuant to this Section. Thereafter, the distribution sections of this Agreement (Parts B and D) will continue in effect for a further Sales Phase Out Period of 18 months after termination of the Joint Development Term, unless this Sales Phase Out Period is extended or terminated earlier pursuant to this Agreement. Together, the Joint Development Term and the Sales Phase Out Period comprise the Term of this Agreement.

     21.2 Vivid and Gilardoni may at any time mutually agree in writing to terminate this Agreement, the Joint Development Term, or the Sales Phase Out Period.

     21.3 After December 31, 1997, either party may terminate this Agreement on 90 days advance written notice for lack of commercial success if during the prior 18 months (a) Vivid has not obtained a customer order for five (5) FEP

          Systems and (b) neither party has obtained a customer order for five
          (5) Joint Systems.

     21.4 Either party may terminate this Agreement, the Joint Development Term hereof, or the Sales Phase Out Term, for material default of the other party, effective 30 days following notice to the defaulting party, unless within said 30 days the party receiving said notice takes all reasonable steps to remedy the default, and shall fully remedy said default within 90 days of said notice. If the receiving party does not so fully remedy said default within 90 days of said notice, termination shall become effective without further notice or other action by the terminating party. Upon termination pursuant to this Agreement, the terminating party may continue to sell the Joint System, and/or FEP System pursuant to the terms of this Agreement for the remainder of any Sales Phase Out Term then existing.

     21.5 Either party may terminate this Agreement, effective immediately upon notice, in the event that (a) proceedings are instituted by the other party in bankruptcy, reorganization, receivership, or dissolution, or
          (b) proceedings are instituted against the other party in bankruptcy, reorganization, or receivership, or dissolution and such proceedings have not been dismissed or otherwise terminated within 60 days following the date they were initiated; or (c) if the other party makes an assignment for the benefit of creditors.

     21.6 Upon termination or expiration of this Agreement for any reason, neither party shall have any obligation or liability to the other or to any employee, agent or representative of the other for any damages, indemnification, expenditures, loss of profits or prospective profits of any kind, sustained or alleged to have been sustained or arising out of such expiration or termination (not including any claim for monies due under this Agreement for goods purchased, or for damages resulting from breach of any term of this Agreement), both parties hereby irrevocably waiving any such rights granted by the laws of their respective countries or of any other jurisdiction. Both parties hereby covenant and agree that they will bring no action or proceeding of any nature whatsoever in any court, before any tribunal, or under any arbitration proceeding provided for herein, seeking or claiming any such damages, indemnification, expenditures, loss of profits or prospective profits. Each party recognizes and acknowledges that the other party is entering into this Agreement in reliance upon and in consideration of the agreements and covenants contained herein. Each party hereby indemnifies and holds harmless the other party from and against any claim, cost, damages and liability whatsoever asserted by either party or any subdistributor, employee, agent, or representative thereof under any applicable termination, labor, franchise, social security, or similar laws or regulations of any jurisdiction.

     21.7 If the Associated Agreement is not executed by both parties on or before May 2, 1996, Vivid may terminate this Agreement upon thirty
          (30) days written notice.

22.  LIMITATION OF LIABILITY.

     22.1 NEITHER PARTY'S LIABILITY TO THE OTHER FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL EXCEED THE AGGREGATE PRICE PAID BY VIVID FOR FEP PRODUCTS UNDER THIS AGREEMENT DURING THE CALENDAR YEAR ENDING ON THE DATE THE CAUSE OF ACTION ACCRUES, OR ONE MILLION UNITED STATES DOLLARS ($1,000,000), WHICHEVER AMOUNT IS GREATER.

     22.2 NEITHER PARTY SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ANY PRODUCT OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (a) ANY LOSS OF DATA, PROFITS OR USE OF ANY PRODUCTS, OR (b) ANY LIABILITY RELATING, IN ANY WAY, TO ANY ALLEGED OR ACTUAL FAILURE OF ANY PRODUCT OR SYSTEM TO DETECT ANY ITEM OR ITEMS, SUCH AS ONE OR MORE WEAPON(S), EXPLOSIVE(S), OR INCENDIARY DEVICE(S), INCLUDING ANY LIABILITY RELATING, IN ANY WAY, TO DAMAGE OR INJURY TO ANY AIRCRAFT, TERMINAL FACILITY, OR OTHER PROPERTY, OR TO ANY PERSON OR PERSONS.

     22.3 NEITHER PARTY SHALL BE LIABLE TO THE OTHER'S CUSTOMERS, SUB-DISTRIBUTORS OR THIRD PARTIES FOR ANY DAMAGES, INCLUDING BUT NOT LIMITED TO: (a) DAMAGES CAUSED BY FAILURE TO PERFORM COVENANTS AND RESPONSIBILITIES, BY REASON OF NEGLIGENCE OR OTHERWISE; (b) DAMAGES CAUSED BY REPAIRS OR ALTERATIONS DONE WITHOUT THE PARTIES' JOINT WRITTEN APPROVAL; (c) DAMAGES DUE TO PRODUCT DETERIORATION DURING PERIODS OF STORAGE; OR (d) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF ANY PRODUCT, OR THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO (a) ANY LOSS OF DATA, PROFITS OR USE OF ANY PRODUCTS, OR (b) ANY LIABILITY RELATING, IN ANY WAY, TO ANY ALLEGED OR ACTUAL FAILURE OF ANY PRODUCT OR SYSTEM TO DETECT ANY ITEM OR ITEMS, SUCH AS ONE OR MORE WEAPON(S), EXPLOSIVE(S), OR INCENDIARY DEVICE(S), INCLUDING ANY LIABILITY RELATING, IN ANY WAY, TO DAMAGE OR INJURY TO ANY AIRCRAFT, TERMINAL FACILITY, OR OTHER PROPERTY, OR TO ANY PERSON OR

          PERSONS; EACH PARTY SHALL INDEMNIFY THE OTHER AGAINST ALL SUCH CLAIMS ASSERTED BY CUSTOMERS OR SUB-DISTRIBUTORS OR OTHER THIRD PARTIES.

     23.  GENERAL

     23.1 Survival. Sections 2, 8 - 13, 19, 20, 21.6, 22, and 23 shall survive termination of this Agreement. Notwithstanding any termination of this Agreement, Vivid shall have the right to purchase, and Gilardoni agrees to sell, spare parts for FEP Products sold pursuant to this Agreement at Gilardoni's then-standard, commercially reasonable prices for a period extending for ten (10) years from the date of Gilardoni's last sale to Vivid of an FEP Mainframe or System pursuant to this Agreement.

     23.2 Force Majeure. Neither party shall be deemed to be in default pursuant to this Agreement so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, or any similar cause beyond such party's control.

     23.3 Export Controls. Notwithstanding anything contained in this Agreement to the contrary, each party agrees that it will not in any form export, re-export, resell, ship or divert, or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any product or technical data furnished hereunder or the direct product of any such technical data to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other governmental approval, without first obtaining such license or approval.

     23.4 Compliance with Laws. Each party shall comply with all laws, rules, regulations, governmental requirements and industry standards existing with respect to all products subject to this Agreement and its activities in the countries in which it operates, as well as all applicable laws of Italy and the United States, including the United States Foreign Corrupt Practices Act and regulations promulgated thereunder. Each party shall indemnify and hold harmless the other from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred as a result of the indemnifying party's breach of Sections 23.3 and 23.4 of this Agreement.

     23.5 Assignment. With the exception of sub-licensing rights expressly provided in Section 13 of this Agreement, neither party may assign any of its rights (except rights to the payment of money) or delegate any of its obligations under this Agreement to any third party without the express written consent of the other.

     23.6 Notices. Notices required or permitted to be given under this Agreement shall be in writing and mailed, postage prepaid, by first class registered or certified mail, return receipt requested, to the address indicated below:

               If to Vivid:

                    Vivid Technologies, Inc.
                    590 Lincoln Street
                    Waltham, MA  02154 (USA)

                    Attention:    Mr. James Aldo
                    Copy To:      Law Department

               If to Gilardoni:

                    Gilardoni S.p.A
                    Direzione e Stabilimento
                    Via E. Fermi, 2
                    22054 Mandello del Lario
                    (Como) ITALIA

                    Attention:  Mr. Andrea Orisini
                                Mr. Marco Gilardoni


          Either party may change its address to be used on notices by giving notice of such change to the other party as provided in this paragraph.

     23.7 Independent Contractor Status. The parties are independent contractors, and this Agreement shall not be deemed to constitute either party the partner, joint venturer, servant, employee, or agent of the other. Neither party has the right, power or authority to obligate the other party under this Agreement to any contract or other obligation.

     23.8 Waiver. The waiver of either party of a default or breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach.

     23.9 Governing Law; Arbitration of Disputes. This Agreement shall be subject to the laws of the State of New York, USA (not including its conflict of laws provisions); and the parties consent to be bound by the provisions of such laws regardless of the forum in which such laws are applied. Notwithstanding the above, any dispute arising out of, or relating to this contract, which the parties have not been able to settle amicably shall be finally settled by arbitration, in accordance with the Rules of Conciliation and Arbitration of the International

           Chamber of Commerce. The place of arbitration shall be Paris, France. The governing law of the contract and the procedural law shall be the laws of the State of New York. Proceedings shall be conducted in English. Any arbitrator shall not be entitled to award punitive damages. Judgment upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award, and for an order of enforcement or other legal remedy, as the case may be.

     23.10 Insurance. Each party shall maintain, for Term of this Agreement and for five years thereafter, Product Liability insurance covering aviation risks related to products purchased or sold pursuant to this Agreement in an amount not less than one million United States dollars (US$1,000,000)] for any occurrences during the period of the policy.

     23.11 Amendment. This Agreement may not be changed or amended unless in a writing specifically referencing and purporting to amend this Agreement, and signed by both parties.

     23.12 Entire Agreement. This Agreement contains the entire Agreement of the parties, and except for the Associated Agreement, supersedes all prior agreements, understandings, representations, conditions, warranties, and covenants, whether oral or written, between the parties.


IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above-written.

GILARDONI, S.p.A.                            VIVID TECHNOLOGIES, INC.


By:                                          By:
   -------------------------------              --------------------------------


Printed Name:                                Printed Name:
             ---------------------                        ----------------------


Title:                                       Title:
      ----------------------------                 -----------------------------